      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2000

                                                REGISTRATION NO. 333-__________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  T-NETIX, INC.

             (Exact Name of Registrant as Specified in its Charter)

              COLORADO                         67 INVERNESS WAY, SUITE 100                            84-1037352
(State or Other Jurisdiction of                   ENGLEWOOD, CO 80112                             (I.R.S. Employer
Incorporation or Organization)                       (303) 790-9111                             Identification Number)

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                                      ALVYN A. SCHOPP
                                               67 INVERNESS WAY, SUITE 100
                                                     ENGLEWOOD, CO 80112
                                                       (303) 790-9111

        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                         COPIES TO:
                                                 Herbert H. Davis III, Esq.
                                               Rothgerber Johnson & Lyons LLP
                                             1200 Seventeenth Street, Suite 3000
                                                      Denver, CO 80202
                                                       (303) 623-9000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                     Proposed
                                               Amount                Maximum             Proposed Maximum
           Title of Shares                     to be              Offering Price            Aggregate             Amount of
          to be Registered                   Registered             Per Share             Offering Price      Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock ........................   2,575,000 Shares(2)         $5.625 (1)             $14,484,375          $3,823.88 (1)
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices of the Common Stock as quoted on the Nasdaq National Market on May 15, 2000.

(2) Shares of Common Stock which may be offered pursuant to this Registration Statement, which shares are issuable upon conversion of 3,750 shares of Series A Convertible Preferred Stock upon exercise of certain warrants. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, T-NETIX calculated 260% of the number of shares of Common Stock issuable in connection with the conversion of T-NETIX's Series A Convertible Preferred Stock and the exercise of the warrants issued to RGC International Investors, L.L.C., and 100% of the number of shares of Common Stock issuable in connection with the exercise of the other warrants described herein. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A Convertible Preferred Stock and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                                2,575,000 Shares

                                  T-NETIX, INC.

                                  COMMON STOCK

         Certain of our shareholders have advised us that they intend to sell from time to time up to 2,575,000 shares of our common stock, $0.01 par value per share. No underwriter is underwriting this offering. The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may offer the shares from time to time in one or more transactions on the Nasdaq National Market at prevailing market prices, or in negotiated transactions at agreed upon prices, or in a combination of such methods of sale. We will receive no part of the proceeds of such sales. We have not issued any of the shares offered by this document, but we will issue those shares from time to time upon conversion any outstanding shares of our Series A Convertible Preferred Stock and exercise of certain stock purchase warrants.

         Our common stock is traded on the Nasdaq National Market under the symbol "TNTX." We do not know the prices at which the selling shareholders will sell any of the shares, or the commissions the selling shareholders will pay, if any, in connection with any such sale. These prices and commissions may vary from transaction to transaction.

         In this document, we will sometimes refer to T-NETIX, Inc. as simply "T-NETIX." We will also sometimes refer to the shares being offered by this Prospectus as the "shares," to our common stock as the "common stock," and to our Series A Convertible Preferred Stock as the "preferred stock."

         Our principal executive offices are located at 67 Inverness Way East, Suite 100, Englewood, Colorado 80112; our telephone number is (303) 790-9111.

                               -------------------

SEE "RISK FACTORS" ON PAGES 2 TO 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This Prospectus is dated May ___, 2000

================================================================================

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF ACTIVITIES, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                ----------------


                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary Information........................................................  1
Risk Factors...............................................................  2
Use of Proceeds............................................................  6
Selling Shareholders.......................................................  6
Information about RGC International Investors, L.L.C.......................  7
Plan of Distribution.......................................................  7
Legal Matters..............................................................  9
Experts...................................................................  10
Where You Can Find More Information.......................................  10

==============================================================================
==============================================================================

                                  T-NETIX, INC.




                                2,575,000 SHARES
                                  COMMON STOCK





                               -------------------
                               P R O S P E C T U S
                               -------------------






                                  May ___, 2000


================================================================================

                               SUMMARY INFORMATION

         We provide specialized call processing and other services to the corrections industry, directly or through our telecommunications service provider customers. We derive our revenue from three main sources: telecommunications services, direct call provisioning and equipment sales. Our primary customers for telecommunications services include AT&T, Bell Atlantic, US WEST, SBC Communications, Inc., BellSouth, MCI WorldCom and GTE. As a direct inmate call provider, we buy "wholesale" call services and resell them as collect calls. Equipment sales are generally made to our telecommunications services customers. We provide our services in over 1,100 correctional facilities. Our products and services include comprehensive call processing systems, recording systems, commissary management systems and prison information systems for the corrections industry and special-purpose speech processing software and systems. Our current products are based on proprietary software and a combination of proprietary and "off-the-shelf" electronic hardware. These systems are designed to be flexible delivery platforms which are easily integrated with our customer's networks and information systems. Our revenue stream is mostly recurring, as a result of T-NETIX's generally charging for its services on a fee per transaction processed basis over long-term contracts.

         At March 31, 2000, our assets were $70,477,000, total shareholders' equity was $21,089,000 and our net loss for the three-month period ended March 31, 2000 was $1,079,000.

         We issued 3,750 shares of our Series A Convertible Preferred Stock and a stock purchase warrant exercisable for 340,909 shares our common stock to RGC International Investors, L.L.C., a fund managed by Rose Glen Capital Management, L.P., in an issuance that was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act and Regulation D. The exercise price of the stock purchase warrant is $6.60 per share. The preferred stock has a yield of 8% per annum payable on liquidation, and is convertible into our common stock at a "variable" conversion price based on the market price of the common stock during a pricing period of any five consecutive trading days during the 22 consecutive trading days preceding conversion, up to a "fixed" conversion price of $6.05. The fixed conversion price is subject to adjustment if, during the 10 consecutive trading days ending on August 17, 2000, 110% of the average closing bid price of our common stock is below $6.05. The preferred stock matures on April 17, 2003.

         With limited exceptions relating to a change of control of T-NETIX, during the six month period after we issued the preferred stock, the preferred stock is not convertible into our common stock unless the market price of our common stock equals or exceeds the fixed conversion price or 115% of the variable conversion price. After that, we have the right to issue cash instead of common stock upon conversion of the preferred stock if the market price of the common stock is less than the fixed conversion price.

         If any of the following occurs, the holder of the preferred stock can require that we redeem the preferred stock at a premium equal to the greater of 20% over the stated value of the preferred stock (plus the 8% yield), and the product of the highest number of shares then issuable on conversion of the preferred stock times the highest closing price for the common stock during the period between the occurrence of any of the following and one day prior to the date the redemption occurs;

o We breach certain covenants relating to the issuance or transfer of common stock issuable on conversion of the preferred stock, or relating to the registration of that common stock;

o  We commit certain acts of insolvency or bankruptcy;

o We fail to maintain the listing of our common stock on Nasdaq, the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"); or

o The amount of common stock issuable on conversion of the preferred stock would represent more than 20% of the total outstanding common stock.

         If all of the following are true, we have the right to redeem the preferred stock at a premium equal to the greater of 20% over the stated value of the preferred stock (plus the 8% yield), and the product of the highest number of shares then issuable on conversion of the preferred stock times the highest closing price for the common stock during the period between the date we send notice of intent to redeem and one day prior to the date the redemption occurs:

o The common stock issuable on conversion of the preferred stock is authorized and reserved for issuance, registered under the Securities Act and eligible to be traded on Nasdaq, the NYSE or the AMEX;

o The holder of the preferred stock cannot then require us to redeem the preferred stock; and

o The trading price of our common stock is $4.00 or less (subject to adjustments) for a period of 10 consecutive trading days.

         Also, if the first two bullet points immediately above are true, we have the right to redeem the preferred stock if we publicly announce a major transaction, such as a merger of T-NETIX or a sale of all or substantially all of our assets, at a different redemption price than the redemption price described above. The different redemption price is the greater of the product of the highest number of shares then issuable on conversion of the preferred stock times the price per share being offered in the major transaction, and the product of the stated amount (plus the 8% yield) times either 165% if the major transaction occurs within one year of issuance of the preferred stock or 200% if the major transaction occurs more than one year after issuance of the preferred stock.

         We also issued a stock purchase warrant exercisable for 25,000 shares our common stock to Daniel M. Carney, our Chairman of the Board, in an issuance that was exempt from the registration requirements of the Securities Act under
Section 4(2) and Regulation D. The exercise price of Mr. Carney's stock purchase warrant is $6.05 per share. The warrant matures on April 14, 2005.

         We also issued a stock purchase warrant exercisable for 50,000 shares our common stock to Zanett Securities Corp., which brokered our arrangement with Rose Glen Capital Management L.P., in an issuance that was exempt from the registration requirements of the Securities Act under Section 4(2) and Regulation D. The exercise price of Zanett Securities Corp.'s stock purchase warrant is $6.60 per share. The warrant matures on April 17, 2005.

         We are registering the shares of common stock underlying the Series A Convertible Preferred Stock and the above-noted stock purchase warrants as required by a Registration Rights Agreement dated April 17, 2000, into which we entered with RGC International Investors, L.L.C.

                                  RISK FACTORS

         An investment in the securities offered by this Prospectus involves a high degree of risk. You should consider carefully the following factors, in addition to other information contained in this Prospectus and any Prospectus Supplement, in connection with an investment in the securities offered in this offering.

         This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the risk factors described below. We undertake no obligation to publicly update or revise forward-looking statements made in this Prospectus to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

A SMALL NUMBER OF CUSTOMERS ACCOUNTED FOR A HIGH PERCENTAGE OF OUR REVENUE, THEREFORE, THE LOSS OF A MAJOR CUSTOMER COULD HARM OUR BUSINESS.

         In the Corrections Division, a small number of customers account for a significant portion of our revenue. If we lose existing customers and do not replace them with new customers, our revenue will decrease and may not be sufficient to cover our costs. For the year ended December 31, 1999, AT&T, Bell Atlantic and SBC Communications, Inc. accounted for approximately 13%, 10% and 10%, respectively of our total revenue. In the Internet Services Division, a single customer, US WEST !NTERPRISE America, Inc., accounts for all of our Internet Services revenue. If we lose this customer and do not replace it with new customers, our revenue will decrease, we will be unable to continue this line of business and this could harm our business.

CHANGES IN GOVERNMENT TELECOMMUNICATIONS REGULATIONS COULD CAUSE REDUCED DEMANDS FOR OUR PRODUCTS AND SERVICES.

         In our Corrections Division, our telecommunications service provider customers and we are subject to varying degrees of federal, state, and local regulation. Regulatory actions have impacted, and are likely to continue to impact, both our customers and us. Regulatory actions may cause changes in the manner in which our customers or we conduct business. The products that we develop must comply with standards established by the Federal Communications Commission. A change in these standards may have a material adverse affect on our business, operating results, and financial condition. In the Internet Services Division, if state regulatory authorities grant our existing Internet service customer the ability to carry inter-LATA Internet services, the need for our Internet services could be extinguished and our existing contract would terminate.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The telecommunications industry, including the inmate calling market, is and can be expected to remain highly competitive. In our Corrections Division we compete directly against other suppliers of inmate call processing systems, such as private pay phone operators and manufacturers of call processing equipment. In addition, our customers and we jointly compete against other call providers to obtain contracts for inmate calling services. Finally, we may also compete against our customers who choose to use another call provider on a particular bid. Changes in regulations have affected the competitive dynamics within our industry. Increased competition may reduce the fees we charge, reduce margins and cause a loss of market share. As a result of these and other factors, we may not be able to compete effectively with our current or future competitors, which would have a material adverse affect on our business, operating results, and financial condition.

CHANGES IN TECHNOLOGY AND OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS

         The markets for our products, especially the telecommunications industry, change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards, among other factors. To be competitive, we must develop and introduce product enhancements and new products, which increase our customers' and our ability to increase market share in the corrections industry. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to timely innovate and integrate new technologies into our current products and services and to develop new products. In addition, as the telecommunications networks are modernized and evolve from analog-based to digital-based systems, certain features offered by us may diminish in value. Moreover, regulatory actions affecting the telecommunications industry may require significant upgrades to our current technology or may render our service offerings obsolete or commercially unattractive. We cannot guarantee that we will have sufficient technical, managerial or financial resources to develop or acquire new technology or to introduce new services or products that would meet our customers needs in a timely manner.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY AND ENSURE THAT OUR SYSTEMS ARE NOT INFRINGING ON OTHER COMPANIES

         Our success depends to a significant degree on our protection of our proprietary technology, particularly in the area of three-way call prevention. The unauthorized reproduction or other misappropriation or our proprietary technology could enable third parties to benefit from our technology without paying us for it. Although we have taken steps to protect our proprietary technology, they may be inadequate. We rely on a combination of patent and copyright law and non-disclosure agreements to establish and protect our proprietary rights in our systems. However, existing trade secret, copyright and trademark laws offer only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use trade secrets or other information we regard as proprietary. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings would be burdensome and expensive and could involve a high degree of risk.

         In addition, with respect to our intellectual property rights, we cannot be sure that a third party will not accuse us of infringement. Any claim of infringement could cause us to incur substantial costs defending against that claim, even if the claim is not valid, and could distract our management from our business. A party making a claim also could secure judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS AND SERVICES FAIL TO PERFORM OR BE PERFORMED PROPERLY

         Products as complex as ours may contain undetected errors or "bugs", which result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Any failure of our systems could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in loss of data to us or our customers which could cause a loss of revenue, failure to achieve acceptance, diversion of development resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse affect on our market share and, in turn, our operating results and financial condition.

OUR FAILURE TO EFFECTIVELY INTEGRATE THE BUSINESSES WE HAVE ACQUIRED MAY ADVERSELY AFFECT OUR BUSINESS

         On June 14, 1999 we merged with Gateway Technologies, Inc. A failure to effectively integrate this business could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to consolidate the operations of Gateway with our operations in a manner that will achieve efficient operating results. In addition, there can be no assurance that we will be able to retain the personnel of Gateway.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS

         We are taking steps to increase cash flow from operations and obtain additional financing to ensure that we are able to carry out our fiscal 2000 business plan. There can be no assurance that we will be successful in increasing our cash flow from operations or that additional financing will be available, or if available, will be obtained on acceptable terms. The financing may also dilute existing stockholders.

         If we cannot obtain adequate funds on acceptable terms, we may be unable to:

o        fund our working capital requirements;

o fund anticipated new installations of inmate call processing systems and upgrades of existing systems;

o        take advantage of strategic opportunities;

o        respond to competitive pressures; and

o        develop or enhance our services.

         Any of these failures could adversely affect our profitability. If we do not achieve or sustain profitability in the future, we may be unable to continue our operations.

OUR PREFERRED STOCK IS CONVERTIBLE INTO SHARES OF OUR COMMON STOCK AT A RATE THAT ADJUSTS BASED ON THE TRADING PRICE OF OUR COMMON STOCK, THEREFORE CONVERSION OF THE PREFERRED STOCK MAY RESULT IN SUBSTANTIALLY GREATER DILUTION OF OUR EXISTING SHAREHOLDERS IF OUR STOCK PRICE DECREASES

         As of May 10, 2000, 3,750 shares of our preferred stock were issued and outstanding. Each share of our preferred stock is convertible into that number of shares of our common stock as is determined by dividing the stated value ($1,000) of the share of preferred stock by the then current conversion price. The conversion price is based on the market price of the common stock. If converted on May 10, 2000, 100% of the Series A Preferred Stock would have been convertible into approximately 744,417 shares of common stock, however, this number of shares could be significantly greater if the market price of the common stock decreases. Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the preferred stock. The shares of preferred stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock into which the preferred stock may be converted are being registered pursuant to this registration statement.

         As of May 10, 2000, a warrant to purchase 340,909 shares of common stock issued to the purchaser of the preferred stock was outstanding. This warrant is exercisable in whole or in part over the next five years at a price of $6.60 per share of common stock. That price may be adjusted from time to time under antidilution provisions stated in the warrant. The shares of common stock issuable upon exercise of this warrant are being registered pursuant to this registration statement.

         As of May 10, 2000, a warrant to purchase 25,000 shares of common stock issued to Daniel M. Carney was outstanding. This warrant is exercisable in whole or in part over the next five years at a price of $6.05 per share of common stock. That price may be adjusted from time to time under antidilution provisions stated in the warrant. The shares of common stock issuable upon exercise of this warrant are being registered pursuant to this registration statement.

         As of May 10, 2000, a warrant to purchase 50,000 shares of common stock issued to Zanett Securities Corp. was outstanding. This warrant is exercisable in whole or in part over the next five years at a price of $6.60 per share of common stock. That price may be adjusted from time to time under antidilution provisions stated in the warrant. The shares of common stock issuable upon exercise of this warrant are being registered pursuant to this registration statement.

         As of May 10, 2000, 2,069,546 shares of common stock were reserved for issuance upon exercise of our outstanding options, and an additional 2,575,000 shares of common stock were reserved for issuance upon conversion of the preferred stock and exercise of the warrants described in this prospectus. At May 10, 2000, there were 12,733,084 shares of common stock outstanding. All of these outstanding shares were freely tradeable without restriction under the Securities Act unless held by affiliates.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares. All proceeds from the sale of the shares will be for the account of the selling shareholders listed below (collectively, the "selling shareholders"), as described below. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         The following table lists the selling shareholders for whose account the shares are being offered, the number of shares (and percentage if greater than one percent) of common stock held by each selling shareholder prior to the offering, the number of shares being offered for the selling shareholders' accounts, and (if greater than one percent) the percentage of the outstanding common stock to be owned by each selling shareholder after completion of the offering (see footnote 1 below):

                                      SHARES BENEFICIALLY
                                          OWNED PRIOR            SHARES     POSITION WITH
                   NAME                 TO THE OFFERING        OFFERED(1)     T-NETIX
-----------------------------------   -------------------      ----------   -------------
RGC International Investors, L.L.C.        2,500,000(2)        2,500,000        None
Zanett Securities Corp.                       50,000(3)           50,000        None
Daniel M. Carney                           1,950,140(4)           25,000      Director


------------------

(1) Assuming all of the shares are sold pursuant to this Prospectus--see "Plan of Distribution." Under these circumstances, the only selling shareholder that will own common stock after the shares are sold is Daniel M. Carney, who will own 1,925,140 shares or 12.6% assuming he sells none of his other shares. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes the additional number of shares of common stock that may be issued or issuable upon conversion of the preferred stock and exercise of the stock purchase warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.

(2)  See "Information About RGC International Investors, L.L.C." below.

(3) Includes 50,000 shares issuable upon exercise of a stock purchase warrant within 60 days of May 10, 2000.

(4) Includes (i) 115,000 shares owned by Communications Vending Corporation of Arizona, of which Mr. Carney has a 30% beneficial interest; (ii) 20,000 shares issuable pursuant to options exercisable within 60 days of May 10, 2000; and (iii) 25,000 shares issuable upon exercise of a stock purchase warrant within 60 days of May 10, 2000.

         The information in this table with respect to the percentage of outstanding common stock is based on the assumption that the number of outstanding shares of common stock does not increase or decrease from 15,308,084 shares (the actual number of outstanding shares (12,733,084) plus the 2,575,000 shares offered by this Prospectus), the number of shares of common stock used to prepare this table as of May 10, 2000, and does not include outstanding stock options. We may amend or supplement this Prospectus to update the disclosure set forth herein.

              INFORMATION ABOUT RGC INTERNATIONAL INVESTORS, L.L.C.

         The number of shares set forth in the table for RGC International Investors, L.L.C. represents an estimate of the number of shares of common stock to be offered by RGC International Investors, L.L.C. The actual number of shares of common stock issuable upon conversion of the preferred stock and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially greater or less than the estimated number. Whether that actual number of shares increases or decreases depends on factors that cannot be predicted by us at this time, including, among other factors, the future market price of the common stock. Under the terms of the preferred stock, if the preferred stock had been actually converted on May 10, 2000, the conversion price would have been $5.0375. The warrants issued in connection with the Series A Preferred Stock are exercisable into 340,909 shares of common stock at an exercise price of $6.60.

         Under the terms of the preferred stock and the related warrants, the shares of preferred stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to the preferred stock and warrants, together with the number of shares of common stock owned by the holder and its affiliates (but not including shares of common stock underlying unconverted shares of preferred stock or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock, as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC International Investors, L.L.C. exceeds the number of shares of common stock that RGC International Investors, L.L.C. could own beneficially at any given time through its ownership of the preferred stock and the warrants. In that regard, the beneficial ownership of the common stock by RGC International Investors, L.L.C. set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

                              PLAN OF DISTRIBUTION

         The shares covered by this Prospectus may be offered and sold from time to time by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest. Each selling shareholder will act independently of T-NETIX in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered in one or more transactions, which may involve block transactions:

         o on the Nasdaq National Market or on any other market on which the common stock may from time to time be trading;

         o in an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         o in ordinary brokerage transactions and transactions in which the brokers solicit purchasers;

         o        in privately-negotiated transactions;

         o        through the writing of options on the shares;

         o        in short sales; or

         o        in any combination thereof.

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to the prevailing market price;

         o        a negotiated price; or

         o other prices that the selling shareholders may determine from time to time.

         The shares may also be sold pursuant to Rule 144.

         The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they may sell as principals or both, and the compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then market price.

         The selling shareholders, alternatively, may sell all or any part of the shares offered under this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any underwriting agreement will be entered into. If a selling shareholder enters into an underwriting agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distribution of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out their short positions. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to a broker-dealer or other financial institution of the shares offered, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect the transaction).

         In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. The brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act and the Securities Exchange Act of 1934, as amended, or the rules and regulations under those acts, in connection with these sales, and any commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act and the Exchange Act, or the rules and regulations under those acts. We will not pay any commissions and discounts of underwriters, dealers or agents or any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person participating in the sale or distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to those securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify RGC International Investors, L.L.C., or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that RGC International Investors, L.L.C. or its pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Rothgerber Johnson & Lyons LLP, Denver, Colorado.

                                     EXPERTS

         The financial statements of T-NETIX, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act, which registers the common stock being offered by this Prospectus. The Registration Statement, including its attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus. Such additional information is available for inspection and copying at the offices of the Commission.

         We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file at the following locations of the
Commission:

Public Reference Room      New York Regional Office    Chicago Regional Office
Room 1024                  13th Floor                  Citicorp Center
450 Fifth Street, N.W.     7 World Trade Center        Suite 1400
Washington, D.C. 20549     New York, NY 10048          500 West Madison Street
                                                       Chicago, IL 60661

         Please call the Commission at 1-800-SEC-0330 for further information. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this document. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition.

T-NETIX Commission Filings (File No. 0-25016):

         Annual Report on Form 10-K for the year ended December 31, 1999.

         Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

         Current Report on Form 8-K dated April 19, 2000.

         Definitive Proxy Statement, Schedule 14A filed with the Commission on April 17, 2000.

         Description of the common stock contained in T-NETIX's Registration Statement on Form 8-A, Registration No. 0-25016, filed by T-NETIX under
         Section 12 of the Exchange Act.

         Additional documents that we may file with the Commission between the date of this Prospectus and the date this offering is terminated are also incorporated by reference. These include any periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

         You can obtain any of the documents incorporated by reference in, but not included with, this Prospectus from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Prospectus, by requesting them in writing or by telephone from the following address:

         T-NETIX, Inc.
         Attn:  John Giannaula, Corporate Secretary
         67 Inverness Way East, Suite 100
         Englewood, Colorado 80112
         Telephone:  (303) 790-9111

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the offering (except for Commission filing fees), all of which are to be borne by us, are as follows:


                  Printing Expenses...............................   $ 2,500
                  Accounting Fees and Expenses....................     3,000
                  Legal Fees and Expense..........................     2,300
                  Commission Filing Fee...........................     3,824

                  TOTAL...........................................   $11,624
                                                                     =======

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 7-109-101 et seq. of the Colorado Business Corporation Act empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstance, as well as providing for the elimination of personal liability of directors and officers of a Colorado corporation for monetary damages.

         Article IX(A) of the Articles of Incorporation of the Registrant reads as follows:

         "To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended, the Corporation shall indemnify its directors and officers. Other employees, trustees and agents of the Corporation may be indemnified by the Corporation upon such terms and conditions consistent with applicable law, as the board of directors deems appropriate."

         Article IX(G) of the Articles of Incorporation of the Registrant reads as follows:

         "To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director."

ITEM 16.          EXHIBITS.

         The following Exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit Number

         4.1 Form of Certificate representing the common stock, par value $0.01 per share, of the Company--incorporated by reference from Form 10-K for the year ended July 31, 1995.

         4.2 The Company's Amended and Restated Articles of Incorporation -- incorporated by reference from Exhibit 3.2 of the Company's Form 10-K for the year ended July 31, 1998.

         4.3 Amendment to the Articles of Incorporation of T-NETIX, Inc., defining the rights, preferences and limitations of the Series A Convertible Preferred Stock -- incorporated by reference from Exhibit 4.1 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.4 Stock Purchase Warrant for the purchase of 340,909 shares of T-NETIX, Inc. common stock -- incorporated by reference from
                  Exhibit 4.2 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.5 Stock Purchase Warrant for the purchase of 25,000 shares of T-NETIX, Inc. common stock -- incorporated by reference from
                  Exhibit 4.3 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.6 Securities Purchase Agreement dated April 17, 2000, between T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.2 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.7 Registration Rights Agreement dated April 17, 2000, between T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.3 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.8* Stock Purchase Warrant for the purchase of 50,000 shares of T-NETIX, Inc. common stock.

         5.1*     Legal Opinion of Rothgerber Johnson & Lyons LLP

         23.1*    Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
                  5.1 hereto)

         23.2*    Consent of independent accountants

         24.1*    Power of Attorney (included on signature page attached hereto)

-----------------
*Filed herewith

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 15, 2000.

                                   T-NETIX, INC.


                                   By:  /s/ Alvyn A. Schopp
                                        ----------------------------------------
                                        Alvyn A. Schopp, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Alvyn A. Schopp and John Giannaula and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any one of them, or their or his substitute or substitutes, may lawfully do or causes to be done by virtue hereof.

Signature                                 Title                         Date
---------                                 -----                         ----
/s/ Alvyn A. Schopp           Chief Executive Officer and           May 15, 2000
--------------------------    Director (also Principal
Alvyn A. Schopp               Accounting and Financial Officer)



/s/ Thomas E. Larkin          President                             May 15, 2000
--------------------------
Thomas E. Larkin

/s/ W. P. Buckthal            Director                              May 15, 2000
--------------------------
W. P. Buckthal

/s/ John H. Burbank III       Director                              May 15, 2000
--------------------------
John H. Burbank III


/s/ Daniel M. Carney          Chairman of the Board                 May 15, 2000
--------------------------
Daniel M. Carney

/s/ Richard E. Cree           Director                              May 15, 2000
--------------------------
Richard E. Cree

                              Director                              May __, 2000
--------------------------
Robert A. Geist


/s/ Martin T. Hart            Director                              May 15, 2000
--------------------------
Martin T. Hart

                              Director                              May __, 2000
--------------------------
James L. Mann


                              Director                              May __, 2000
--------------------------
Daniel J. Taylor


/s/ B. Holt Thrasher          Director                              May 15, 2000
--------------------------
B. Holt Thrasher

                                INDEX TO EXHIBITS

EXHIBIT NO.                          EXHIBITS
-----------                          --------
    4.1       Form of Certificate representing the common stock, par value $0.01 per share, of the Company -- incorporated by reference from Form
              10-K for the year ended July 31, 1995.

    4.2 The Company's Amended and Restated Articles of Incorporation -- incorporated by reference from Exhibit 3.2 of the Company's Form
              10-K for the year ended July 31, 1998.

    4.3 Amendment to the Articles of Incorporation of T-NETIX, Inc., defining the rights, preferences and limitations of the Series A
              Convertible Preferred Stock -- incorporated by reference from
              Exhibit 4.1 of T-NETIX's Current Report on Form 8-K filed on
              April 19, 2000.

    4.4 Stock Purchase Warrant for the purchase of 340,909 shares of T-NETIX, Inc. common stock -- incorporated by reference from
              Exhibit 4.2 of T-NETIX's Current Report on Form 8-K filed on
              April 19, 2000.

    4.5 Stock Purchase Warrant for the purchase of 25,000 shares of T-NETIX, Inc. common stock -- incorporated by reference from
              Exhibit 4.3 of T-NETIX's Current Report on Form 8-K filed on
              April 19, 2000.

    4.6       Securities Purchase Agreement dated April 17, 2000, between
              T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.2 of T-NETIX's
              Current Report on Form 8-K filed on April 19, 2000.

    4.7       Registration Rights Agreement dated April 17, 2000, between
              T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.3 of T-NETIX's
              Current Report on Form 8-K filed on April 19, 2000.

    4.8* Stock Purchase Warrant for the purchase of 50,000 shares of T-NETIX, Inc. common stock.

    5.1*      Legal Opinion of Rothgerber Johnson & Lyons LLP

    23.1*     Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
              5.1 hereto)

    23.2*     Consent of independent accountants

    24.1*     Power of Attorney (included on signature page attached hereto)

-------------------
*Filed herewith